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                                                                   Exhibit 10.15




                              CARDINAL HEALTH, INC.

                      INCENTIVE DEFERRED COMPENSATION PLAN

                         AMENDED AND RESTATED EFFECTIVE
                                November 13, 1995


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                              CARDINAL HEALTH, INC.
                      INCENTIVE DEFERRED COMPENSATION PLAN
                                  (THE "PLAN")

                                        I

                                     PURPOSE
                                     -------

         Cardinal Health, Inc. and its affiliates (collectively, the "Company") is willing to provide supplemental retirement benefits out of its general assets to certain key employees as an incentive for those individuals to continue their relationship with the Company and to provide the benefits such individuals could otherwise earn under the Cardinal Health, Inc. Profit Sharing and Retirement Savings Plan (the "Qualified Plan") if certain federal law restrictions did not apply. Only a select group of the Company's management or highly compensated employees will be eligible to participate in this program. The Company's goal is to retain and reward its key employees by helping them to accumulate benefits for a comfortable retirement.

                                       II

                                   ELIGIBILITY
                                   -----------

         Selection of the Company employees eligible to participate in the Plan is within the sole discretion of the Chairman of Cardinal Health, Inc. Only high income or key management employees are eligible for selection by the Chairman. If you fall into one of these groups and are chosen by the Chairman to participate in the Plan, you will sign an Incentive Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to receive this supplemental retirement benefit from the Company. The Chairman will review and determine his selections each year. Thus, selection in one year does not automatically confer a right to participate in succeeding years.

                                       III

                  INCENTIVE DEFERRED COMPENSATION ACCUMULATIONS
                  ---------------------------------------------

         The benefits provided to participants under their Incentive Deferred Compensation Agreements are paid from the Company's general assets. The program is, therefore, considered to be an "unfunded" arrangement as amounts are not set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. Each participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. However, the Company may open accounts with one or more investment companies selected by the Chairman, in his discretion, including from among those used as investment options under the Qualified Plan, and may invest funds subject to this Plan in these mutual funds. Each participant may be permitted to direct how the portion of the Company's

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funds allocable to him or her is invested from among the available options, if such investment accounts are established. The Company currently expects any such options to be similar to those available under the Qualified Plan, but is not obligated to make these or any other particular investment options available. All investments shall at all times continue to be a part of the Company's general assets for all purposes.

         To measure the amount of the Company's obligations to a participant in this program, the Company will maintain a bookkeeping record or account of each participant's "Accumulations". There are three basic components of each participant's Accumulations:

                  First, the Company may credit to your Accumulations each calendar year during which you are selected to participate in the Plan an amount equal to 3% of your compensation from the Company in excess of the compensation limit applicable to the Qualified Plan under the Internal Revenue Code (currently $150,000 per year) but not more than $250,000. For this purpose, your compensation includes salary, commission and bonus payments made for the year, but does not include other cash or noncash compensation, expense reimbursements or other benefits provided by the Company, other than your own salary deferrals into this Plan or the Qualified Plan. In addition, the Company may make an additional profit sharing contribution to the Plan for a year, in the Company's discretion, to be credited to your Accumulations. One of the purposes of these contributions is to make up the portion of automatic and special profit sharing contributions to the Qualified Plan that you are losing due to the capping of pay eligible for consideration under the Qualified Plan under Internal Revenue Code rules. All contributions under this provision to your Accumulations, as adjusted for earnings or losses (described below), are referred to as your "PROFIT SHARING VALUE."

                  Second, to encourage each participant to invest in his or her own future, you may also elect to defer your compensation from the Company. There are two types of deferral elections that you may make under the Plan. You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial year of participation or, for subsequent years, not later than the December 31 prior to each such year) to defer payment of a portion of your compensation to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations. Under special circumstances, the Chairman may also determine, in his discretion, that you may be periodically eligible to make a special election after the beginning of the year to defer any compensation for the remainder of the year which is not yet payable to you. Both types of voluntary deferrals, adjusted for earnings or losses as described below, are known as the "DEFERRAL VALUE." The minimum amount you may defer under either type of election is 1% of your compensation. The Company may, in its discretion, establish and change from time to time a maximum limitation on your deferral contributions. Also, who is eligible to participate in the deferral portion of the Plan is determined on a year to year basis

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         by the Company. If you were a participant one year but are not eligible in a succeeding year, you will still be a participant, but will be treated as "inactive."

                  Third, the Company will also match your deferral at the same rate it is generally matching 401(k) deferrals under the Qualified Plan for the period in question. Generally, however, only deferrals with respect to the first $250,000 of your compensation will be eligible for a matching contribution. Any "caps" on the match under the Qualified Plan will also apply to this Plan, with the match under this Plan being offset by the match to the Qualified Plan to the extent duplicative. For example, if the Qualified Plan match for the year is 75 cents on the dollar, up to the first 3% of salary deferrals, and you are eligible to defer 5% of the first $150,000 of pay to the Qualified Plan (under the special discrimination-testing rules of that plan), then only the first 3% of deferrals from the portion of your salary above $150,000 but less than $250,000 will be matched under this Plan. In addition to this formula match, the Company may make additional matching contributions for a year, in its sole discretion. All amounts credited to your Accumulations on a matching basis, adjusted for earnings or losses as described below, are referred to as your "MATCHING VALUE."

         EARNINGS (OR LOSSES): At least once each calendar year while you have a credit balance in your Accumulations, the Company will credit your Accumulations with earnings (or losses), if any, for the period since the last such crediting and determine the value of your Accumulations at that time. The earnings (or losses) may either be credited on the basis of the earnings (or losses) allocable to your directed portion of the Company investments, if any, or on the basis of a hypothetical earnings rate, as determined by the Company in its sole discretion. The Company also reserves the right to adjust the earnings (or losses) credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings (or losses) or such fair market value for the Company's tax and other costs of providing this Plan.

         These earnings will compensate for the postponement of the receipt of the Accumulations and give you the benefit of tax-deferred growth of the accumulating amounts. Under current federal income tax rules, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxable on these amounts and the credited earnings only if and when benefits are actually paid to you. Thus, this program provides the opportunity to defer income and the payment of income taxes.

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                                       IV

                                    BENEFITS
                                    --------

A.       Vesting
         -------

                  If you participate in the deferral portion of the Plan, your Deferral Value will always be 100% "vested". This means you will always be entitled to receive benefits from this portion of your Accumulations.

                  The portion of your Accumulations derived from the Profit Sharing Value and the Matching Value will not be fully vested until you complete 5 years of service for the Company. A "year of service" for this purpose means a period of 12 consecutive calendar months during which you were employed by the Company and worked at least 1,000 hours. Years of service are calculated from the date you were first hired as an employee by the Company, and anniversaries of that date. The schedule for vesting is as follows:

                                                                         Vested
                  Years of Service                                     Percentage
                  ----------------                                     ----------
                  Less than 2                                             None
                  2 but less than 3                                        25%
                  3 but less than 4                                        50%
                  4 but less than 5                                        75%
                  5 or more                                               100%

                  In addition, you also become 100% vested in your Accumulations upon your death or if you become permanently disabled prior to retirement or other termination of service with the Company, or upon a "Change in Control," regardless of your years of service. "Change in Control" means: (i) the purchase or other acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions), directly or indirectly, which results in beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of such person, entity or group of persons equalling 30 percent or more of either the outstanding common shares of Cardinal Health, Inc. ("Cardinal") or the combined voting power of the then-outstanding securities of Cardinal entitled to vote in the election of directors of Cardinal, or (ii) the approval by the shareholders of Cardinal of a reorganization, merger, or consolidation, with respect to which in each case persons who were shareholders of Cardinal immediately prior to such reorganization, merger or consolidation do not (solely because of their common shares of Cardinal owned immediately prior to such reorganization, merger, or consolidation) immediately thereafter, own more than 50 percent of the combined voting power entitled to vote in the election of directors of the then-outstanding securities of the reorganized,

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         merged or consolidated company, or (iii) a liquidation or dissolution of Cardinal, or (iv) the sale of all or substantially all of Cardinal's assets.

B.       Forfeiture of Benefits
         ----------------------

                  If your employment with the Company terminates for any reason other than death, disability, or a Change in Control prior to the time you have completed 5 years of service, you will forfeit some or all (based on the above schedule) rights to receive benefits under the Plan, except that you will still be entitled to receive benefits based on your Deferral Value.

C.       Payment of Benefits.
         -------------------

                  1. RETIREMENT BENEFITS. You will be eligible to receive retirement benefits under the plan upon your retirement after attaining age 65 with five years of service. Retirement benefits will generally be paid as a monthly benefit payable for 60 months. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the 60 month period. The amount payable each month will either be based on an approximately equal amortization of principal plus actual earnings (or less actual losses) or an amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution. You must give the Company at least 30 days advance written notice of your intention to retire and receive retirement benefits. Actual benefit payments will begin on the first day of the second month following your satisfaction of all requirements for payment.

                  2. DISABILITY BENEFITS. If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of the amounts credited to your Accumulations as a monthly benefit commencing after six months of total disability and payable for 60 months. The amount of the benefit will be determined in the same manner as retirement benefits. For this purpose, "total disability" means a physical or mental condition which totally and presumably permanently prevents you from engaging in any substantially gainful activity. It is up to the Company to determine whether you qualify as being totally disabled and the Company may require you to submit to periodic medical examinations to confirm that you are, and continue to be, totally disabled. If your disability ends, your disability benefit payments will stop. However, you could continue to qualify for benefits under another provision of the Plan.

                  3. DEATH BENEFITS. In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of your Incentive Deferred Compensation Agreement, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Incentive Deferred Compensation Agreement, the Company will pay any vested benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your

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         death. In this case, benefits will generally be paid as a monthly benefit payable for 60 months computed in the same manner as retirement benefits. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

                  4. OTHER TERMINATION OF SERVICE. If your service with the Company terminates for any reason other than retirement, death, or total disability, then the vested portion of your Accumulations will be paid to you as a monthly benefit payable for 60 months computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your employment terminates.

                  5. PAYMENT ALTERNATIVES. At the Company's election, or upon your request, benefits may be paid in a lump sum or over a shorter or longer period of time than the 60 months generally called for, as described above. However, no request by you or your beneficiaries for a different payment method will be binding on the Company, and any accelerated or deferred payment of benefits shall be made only in the sole discretion of the Company. In addition, the Company may alter the payment method in effect from time to time in its discretion, for example, in order to avoid the loss of a deduction under Code sec.162(m). If the payment method is altered, the amount you or your beneficiaries will receive will be computed under one of the alternative methods for determining payment amounts provided for under the normal form of distribution for your Accumulations, determined by the Company in its discretion.

                  6. CHANGE IN CONTROL. If a Change in Control occurs, and your employment with the Company (or its successor) terminates within two years after the Change in Control occurred, then you shall be entitled to receive your Accumulations in a single lump sum within 30 days of your termination of employment, notwithstanding any other provision of this Plan or your Incentive Deferred Compensation Agreement. Also, following a Change in Control, the Company's discretion to alter the payment methodology (described in sec.5, above) is limited to accelerating your benefits; the Company cannot, after a Change in Control, defer the commencement of payments or extend the period of distribution beyond the normal periods described in the preceding sections (1-4).

                                        V

                            MISCELLANEOUS PROVISIONS
                            ------------------------

A.       No Right to Company Assets.
         --------------------------

                  As explained previously, this Incentive Deferred Compensation Plan is an unfunded arrangement and the agreement you will enter into with the Company does not create a trust or any kind of a fiduciary relationship between the Company and you, your designated beneficiaries or any other person. To the extent you, your designated

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         beneficiaries, or any other person acquires a right to receive payments from the Company under the Incentive Deferred Compensation Agreement, that right is no greater than the right of any unsecured general creditor of the Company.

B.       Modification or Revocation.
         --------------------------

                  Your Incentive Deferred Compensation Agreement will continue in effect until revoked, terminated, or all benefits are paid, even during any period of time when you are an "inactive" participant because you are not designated by the Company as eligible to accumulate additional benefits. However, the Incentive Deferred Compensation Agreement and this Plan may be amended or revoked at any time, in whole or in part, by the Company in its sole discretion. Unless you agree otherwise, you will still be entitled to the vested benefit, if any, that you have earned through the date of any amendment or revocation. Such benefits will be payable at the times and in the amounts provided for in the Incentive Deferred Compensation Agreement, or the Company may elect to accelerate distribution and pay all amounts due immediately.

C.       Rights Preserved.
         ----------------

                  Nothing in the Incentive Deferred Compensation Agreement or this Plan gives any employee the right to continued employment by the Company. The relationship between you and the Company shall continue to be "at will" and may be terminated at any time by the Company or you, with or without cause, except as may be specifically set forth in any separate written employment agreement between you and the Company.

D.       Controlling Documents.
         ---------------------

                  This is merely a summary of the key provisions of the Incentive Deferred Compensation Agreement currently in use by the Company. In the event of any conflict between the provisions of this Plan and the Incentive Deferred Compensation Agreement, the agreement shall in all cases control.

         The Company has executed this amended and restated Plan in Dublin, Ohio on the date set forth below.

                                                Cardinal Health, Inc.

                                                By: /s/ George H. Bennett, Jr.

                                                Its:  Exec. V.P.

                                                Date: November 13, 1995

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